Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

VIA EMAIL AND OVERNIGHT MAIL

February 1, 2006

Paul D. Sonkin
Hummingbird Management LLC
460 Park Avenue – 12th Floor
New York, New York 10021

Dear Mr. Sonkin:

We are in receipt of your letter of January 30, 2006. The Company’s Board of Directors (the “Board”) is mindful of your concerns and will consider your suggestions carefully. While we take exception to a number of statements in your letter, several points in particular warrant mention:

•	We do not have any plans to increase the size of our Board at this time and accordingly we appreciate, but do not accept, your offer to join our Board.

•	As we previously reported, we have retained the executive search firm of Korn/Ferry International to find a successor for Mr. Murdock. We are mindful of the appropriate criteria for selecting officers, which include, but are not limited to, the factors you raise. We also are working closely with Korn/Ferry to ensure that when we retain an appropriate successor, we compensate that individual in a responsible manner. As previously stated in a press release of January 20, the Company expects to conclude this search within the next several months.

•	We note your continued emphasis on our communications strategy. While we are always open to constructive suggestions, we wish to emphasize that we believe our communications to the investment community have been fair and accurate and within the constraints of applicable securities regulations and requirements.

We again thank you for your interest in Meade Instruments. We look forward to keeping you and other stockholders apprised of the Company’s operations and our search for a new chief executive officer.

Sincerely,

Harry Casari